Exhibit 99.1

EARNINGS RELEASE

Investor Contacts:
Kelly Loeffler, VP, Investor Relations & Corp. Communications
IntercontinentalExchange
770-857-4726
kelly.loeffler@theice.com

Sarah Stashak, Director, Investor & Public Relations
IntercontinentalExchange
770-857-0340
sarah.stashak@theice.com

IntercontinentalExchange Reports Record Quarterly Revenues of
$256 Million, up 27%; Diluted EPS Up 13% to $1.18 for Third Quarter

•	Operating Income up 17% to $140 MM
•	Record Quarterly Futures Volume
•	OTC Energy ADC of $1.25 MM
•	$3.5 Trillion in CDS Cleared to Date Globally

ATLANTA, GA (November 3, 2009) -- IntercontinentalExchange, Inc. (NYSE: ICE), a leading operator of regulated global exchanges, clearing houses and over-the-counter (OTC) markets, today reported record consolidated revenues of $256 million in the third quarter of 2009, an increase of 27% from third quarter 2008 revenues of $201 million. Consolidated net income for the third quarter grew 16% to $87 million from $75 million in the prior third quarter. Diluted earnings per share (EPS) in the third quarter were $1.18, up 13% from third quarter 2008 diluted EPS of $1.04.

Said ICE Chairman and CEO Jeffrey C. Sprecher: “ICE has brought innovation to the financial services sector to help ensure the health of the markets we serve, while maintaining a focus on growth. Over the past year, our markets have shown resilience as customers worldwide increasingly demand the trading and risk management services we offer. We believe that the financial market reforms currently under way will provide greater certainty to market participants, as well as additional opportunities for ICE to leverage the valuable exchange, technology and clearing infrastructure that it has developed over the past decade.”

ICE CFO Scott Hill added: “Our results in the third quarter reflect strong performance in our core business, as well as ongoing investment in and successful execution of newer initiatives, such as OTC clearing. In addition to top-line growth, our operating margins again improved sequentially, and we delivered increased earnings and cash flow. Our consistent cash generation, strong balance sheet and disciplined investment throughout the market downturn position us well to deliver increasing value to our customers and shareholders.”

Third Quarter 2009 Results
ICE’s third quarter 2009 consolidated revenues increased 27% to $256 million, compared to $201 million in the third quarter of 2008. Consolidated transaction and clearing fee revenues in the quarter grew 34% to $229 million, from $171 million in the third quarter of 2008. The increase in transaction and clearing fee revenues was driven primarily by new products, strong trading volume in ICE’s futures and OTC energy segments, continued growth since the launch of ICE Clear Europe in November 2008 and the addition of OTC credit derivatives execution, processing and clearing services.

Transaction and clearing fee revenues in ICE’s futures segment totaled $104 million in the third quarter of 2009, an increase of 28% from $81 million in the same period in 2008. Average daily volume (ADV) for ICE’s futures exchanges increased 24% from the same period in the prior year to a record 1,062,429 contracts, and total volume in the quarter rose to a record 68 million contracts. ICE Futures Europe ADV was a record 676,020 contracts, an increase of 19% from the third quarter of 2008, and total volume reached a record 43.3 million contracts. The rate per contract (RPC) for ICE Futures Europe in the third quarter of 2009 was $1.53.

ICE Futures U.S. ADV was 375,772 contracts, which was 34% higher than third quarter 2008 ADV of 280,317 contracts. RPC for ICE Futures U.S. agricultural futures and options contracts was $2.08, and RPC for financial contracts averaged $0.89 in the third quarter of 2009. ADV for ICE Futures Canada was 10,637 contracts during the third quarter, an increase of 12% compared to 9,526 contracts in the year-ago period. ICE Futures U.S. and ICE Futures Canada recorded third quarter volume of 24.0 million and 0.7 million contracts, respectively.

Third quarter 2009 transaction and clearing fee revenues in ICE’s global OTC segment increased 39% to $125 million, compared to $90 million for the comparable period in 2008. Average daily commissions (ADC) for ICE’s OTC energy business were $1.25 million, an increase of 12% from $1.11 million in the same period of 2008. Cleared contracts accounted for 96% of OTC energy contract volume during the third quarter of 2009. In ICE’s credit derivative markets, third quarter transaction and clearing fee revenues were $43 million, up 6% versus the same period in 2008 on a pro-forma basis. ICE acquired Creditex in August 2008.

Consolidated market data revenues were $25 million in the third quarter of 2009, a decline of 3% from the same period in 2008. Consolidated other revenues were $3 million during the third quarter of 2009, compared to $5 million in the third quarter of 2008.

Consolidated operating expenses increased 41% to $116 million in the quarter, compared to $82 million in third quarter of 2008. This increase is primarily attributable to a $27 million rise in expenses relating to ICE’s credit derivatives execution, processing and clearing initiatives, including compensation expenses and amortization of intangibles. After acquiring Creditex in August 2008, ICE acquired The Clearing Corporation (TCC) in March 2009 and launched credit default swaps (CDS) clearing via ICE Trust and ICE Clear Europe in March and July 2009, respectively. Though the credit business continued to require heavy investment common to start-up initiatives, the underlying operating margins improved, and the business was cash positive in the quarter.  The expense growth was also due, to a lesser extent, to ICE recording a full quarter of amortization expense in the third quarter of 2009 for its Russell license agreement totaling $6.5 million, compared to $685,000 in the prior third quarter.

Consolidated operating income in the quarter grew 17% to $140 million, compared to third quarter 2008 operating income of $119 million. Operating margin was 55%, compared to 54% in the second quarter of 2009, and 59% in the prior third quarter.

The effective tax rate for the quarter was 36.8%, compared to 36.6% for the third quarter of 2008.

First Nine Months of 2009 Results
Consolidated revenues in the first nine months of 2009 were $738 million, an increase of 22% from same period of 2008. Futures volumes in the first three quarters grew 10% to 195.2 million contracts, driving consolidated futures transaction and clearing fee revenue growth of 16% compared to same period of 2008. ICE’s global OTC transaction revenues were $348 million in the first nine months of the year, an increase of 40% from the same period in 2008, driven primarily by the addition of revenues related to Creditex and CDS clearing. ICE’s OTC energy business delivered ADC of $1.16 million in the first nine months of the year, a decline of 4% from the same period of 2008. Consolidated market data revenues were $76 million, in-line with the first three quarters of 2008. Consolidated operating margins were 53% for the first nine months of 2009.

For the first nine months of 2009, consolidated net income was $231 million on a GAAP basis, with EPS of $3.13. During the first quarter of 2009, consolidated operating expenses also included pre-tax charges of $11 million related to ICE’s acquisition of TCC and other restructuring charges. In addition, in the second quarter of 2009, ICE took a pre-tax, non-cash impairment charge of $9 million related to its investment in the National Commodity Derivatives Exchange in India (NCDEX).  Excluding these first quarter charges and the NCDEX impairment in the second quarter of 2009, net of taxes, adjusted consolidated net income for the first three quarters of 2009 was $251 million and adjusted diluted EPS were $3.39, compared to $252 million and $3.51 for the first nine months of 2008.  Adjusted consolidated net income and diluted EPS declined 1% and 3%, respectively, compared to the first nine months of 2008.

Cash flows from operations totaled $291 million in the first nine months of 2009, compared to $299 million in the same period of 2008. Capital expenditures and capitalized software development costs totaled $29 million during the first nine months of 2009, down $1 million from the same period in 2008.

Unrestricted cash and investments were $424 million as of September 30, 2009, up $134 million from December 31, 2008. At the end of the quarter, ICE had $330 million in outstanding debt.

Guidance and Additional Information
●
ICE had 821 employees as of September 30, 2009. By the end of the year, headcount is expected to increase 1% to 2% as certain contractors transition to full time status at TCC. This guidance excludes any personnel additions relating to merger and acquisition activity in the remainder of 2009.

●
ICE's diluted share count for the fourth quarter of 2009 is expected to be in the range of 74.2 million to 74.8 million weighted average shares outstanding, and the diluted share count for fiscal year 2009 is expected to be in the range of 73.6 million to 74.6 million weighted average shares outstanding.

●	ICE’s remaining capacity in its share repurchase program is $200 million.

Earnings Conference Call Information
ICE will hold a conference call today, November 3, at 8:30 a.m. ET to review its third quarter 2009 financial results. A live audio webcast of the earnings call will be available on the company's website at www.theice.com under About ICE/Investors & Media. Participants may also listen via telephone by dialing (800) 341-3130 if calling from the United States, or (913) 981-5517 if dialing from outside of the United States. For participants on the telephone, please place your call ten minutes prior to the start of the call.

The call will be archived on the company's website for replay. A telephone replay of the earnings call will also be available at (888) 203-1112 for callers within the United States and at (719) 457-0820 for callers outside of the United States. The passcode for the replay is 2546103.

Historical futures volume and OTC commission data can be found at:
http://ir.theice.com/supplemental.cfm

About IntercontinentalExchange
IntercontinentalExchange® (NYSE: ICE) operates leading regulated exchanges, trading platforms and clearing houses serving the global markets for agricultural, credit, currency, emissions, energy and equity index markets. ICE Futures Europe® hosts trade in half of the world’s crude and refined oil futures. ICE Futures U.S.® and ICE Futures Canada® list agricultural, currency and Russell Index markets. ICE® offers trade execution and processing for the credit derivatives markets through Creditex® and ICE LinkTM, respectively, and CDS clearing through ICE TrustTM and ICE Clear Europe®. A component of the Russell 1000® and S&P 500 indexes, ICE serves customers in more than 50 countries and is headquartered in Atlanta, with offices in New York, London, Chicago, Winnipeg, Calgary, Houston and Singapore. www.theice.com

The following are trademarks of IntercontinentalExchange, Inc. and/or its affiliated companies: IntercontinentalExchange, ICE, ICE and block design, ICE Futures, ICE Futures Canada, ICE Futures Europe, ICE Futures U.S., ICE Trust U.S., ICE Clear, ICE Clear Europe, ICE Clear U.S., ICE Clear Canada, ICE Link and Creditex. All other trademarks are the property of their respective owners. For more information regarding registered trademarks owned by IntercontinentalExchange, Inc. and/or its affiliated companies, see https://www.theice.com/terms.jhtml.

Forward-Looking Statements
This press release may contain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding IntercontinentalExchange’s business that are not historical facts are forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. These statements are not guarantees of future performance and actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statement. The factors that might affect our performance include, but are not limited to: our business environment; conditions in global financial markets; increasing competition and consolidation in our industry; changes in domestic and foreign regulations or government policy; our ability to minimize the risks associated with operating multiple clearing houses in multiple jurisdictions; technological developments, including clearing developments; the success of our initiative to clear CDS transactions; the success of our global clearing strategy; the accuracy of our cost estimates and expectations; our belief that cash flows will be sufficient to service our debt and fund our working capital needs and capital expenditures at least through the end of 2010; our ability to increase the connectivity to our marketplace; maintaining existing market participants and attracting new ones; our ability to develop new products and services and pursue strategic acquisitions and alliances on a timely, cost-effective basis; protecting our intellectual property rights; not violating the intellectual property rights of others; potential adverse litigation results; our belief in our electronic platform and disaster recovery system technologies; our ability to gain access to comparable products and services if our key technology contracts were terminated; and the risk that acquired businesses will not be integrated successfully or the revenue opportunities, cost savings and other anticipated synergies from mergers may not be fully realized or may take longer to realize than expected. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on February 11, 2009. These filings are also available in the Investors & Media section of our website. You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Except for any obligations to disclose material information under the Federal securities laws, ICE undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date of this press release.

Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Transaction and clearing fees, net	$655,301	$515,070	$228,868	$170,974
Market data fees	76,490	75,984	24,891	25,771
Other	6,443	14,764	2,505	4,699
Total revenues	738,234	605,818	256,264	201,444
Operating expenses:
Compensation and benefits	166,231	102,788	55,928	41,186
Professional services	32,047	22,989	9,866	9,089
Selling, general and administrative	68,457	47,643	22,613	17,626
Depreciation and amortization	82,750	36,191	27,868	14,401
Total operating expenses	349,485	209,611	116,275	82,302
Operating income	388,749	396,207	139,989	119,142
Other income (expense):
Interest and investment income	1,252	9,141	298	3,297
Interest expense	(16,534)	(13,614)	(4,374)	(4,438)
Other income (expense), net	(9,163)	606	1,493	281
Total other expense, net	(24,445)	(3,867)	(2,583)	(860)
Income before income taxes	364,304	392,340	137,406	118,282
Income tax expense	133,142	140,223	50,524	43,319
Net income	$231,162	$252,117	$86,882	$74,963
Net loss attributable to noncontrolling interest	572	—	572	—
Net income attributable to IntercontinentalExchange, Inc.	$231,734	$252,117	$87,454	$74,963
Earnings per share attributable to IntercontinentalExchange, Inc. common shareholders:
Basic	$3.18	$3.56	$1.20	$1.05
Diluted	$3.13	$3.51	$1.18	$1.04
Weighted average common shares outstanding:
Basic	72,887	70,816	73,137	71,483
Diluted	73,949	71,728	74,204	72,424

Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

	Sept. 30, 2009	Dec. 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$391,629	$283,522
Short-term restricted cash	76,402	30,724
Short-term investments	2,004	3,419
Customer accounts receivable, net	132,559	81,248
Margin deposits and guaranty funds	16,427,943	12,117,820
Income taxes receivable	37,419	180
Prepaid expenses and other current assets	26,634	35,675
Total current assets	17,094,590	12,552,588
Property and equipment, net	86,590	88,952
Other noncurrent assets:
Goodwill	1,476,810	1,434,816
Other intangible assets, net	718,265	728,855
Long-term restricted cash	128,223	105,740
Long-term investments	30,326	3,065
Cost method investments	15,385	32,724
Other noncurrent assets	11,549	12,841
Total other noncurrent assets	2,380,558	2,318,041
Total assets	$19,561,738	$14,959,581

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$59,772	$49,663
Accrued salaries and benefits	33,371	41,096
Current portion of licensing agreement	14,536	12,686
Current portion of long-term debt	96,000	46,875
Income taxes payable	34,850	17,708
Margin deposits and guaranty funds	16,427,943	12,117,820
Other current liabilities	20,914	25,794
Total current liabilities	16,687,386	12,311,642
Noncurrent liabilities:
Noncurrent deferred tax liability, net	208,760	194,301
Long-term debt	234,000	332,500
Noncurrent portion of licensing agreement	76,375	82,989
Other noncurrent liabilities	17,756	24,901
Total noncurrent liabilities	536,891	634,691
Total liabilities	17,224,277	12,946,333
Redeemable stock put	—	1,068

EQUITY
IntercontinentalExchange, Inc. shareholders’ equity:
Common stock	773	765
Treasury stock, at cost	(345,958)	(355,520)
Additional paid-in capital	1,653,277	1,608,344
Retained earnings	964,871	732,752
Accumulated other comprehensive income	29,321	19,890
Total IntercontinentalExchange, Inc. shareholders’ equity	2,302,284	2,006,231
Noncontrolling interest in consolidated subsidiaries	35,177	5,949
Total equity	2,337,461	2,012,180
Total liabilities and equity	$19,561,738	$14,959,581

Non-GAAP Financial Measures and Reconciliation

ICE provides adjusted net income and adjusted earnings per common share as additional information regarding our operating results. ICE uses these non-GAAP measures internally to evaluate the company’s performance and in making financial and operational decisions. ICE believes that its presentation of these measures provides investors with greater transparency and supplemental data relating to its financial condition and results of operations. In addition, ICE believes the presentation of these measures is useful for period-to-period comparison of results because the charges identified below do not reflect historical operating performance. These measures are not in accordance with, or an alternative to, U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. ICE strongly recommends that investors review the GAAP financial measures included in this press release and its Quarterly Report on Form 10-Q, including ICE’s consolidated financial statements and the notes thereto.

When viewed in conjunction with ICE’s GAAP results and the accompanying reconciliation, ICE believes adjusted net income and adjusted earnings per share provide a more complete understanding of factors affecting our business than GAAP measures alone. ICE management uses adjusted net income and adjusted earnings per share to evaluate operating performance and management decisions made during the reporting period by excluding certain items that the company believes have less significance on, or do not impact, the day-to-day performance of the business. ICE’s internal budgets are based on adjusted net income and adjusted earnings per share, and the company reports its adjusted net income and adjusted earnings per share to ICE’s Audit Committee and its Board of Directors. In addition, adjusted net income is one of the criteria considered in determining performance-based compensation. ICE understands that analysts and investors regularly rely on non-GAAP financial measures, such as adjusted net income and adjusted earnings per share, to assess operating performance. ICE uses adjusted net income and adjusted earnings per share because they more clearly highlight trends in the business that may not otherwise be apparent when relying solely on GAAP financial measures, since adjusted net income and adjusted earnings per share eliminates from the company’s results specific financial items that have less bearing on ICE’s operating performance.

Nine Months Ended
September 30, 2009
(In thousands, except per share amounts)
Net income attributable to ICE	$231,734
Add: NCDEX impairment charge	9,276
Add: Transaction costs incurred for the TCC acquisition	5,609
Add: First quarter of 2009 employee termination costs from Creditex acquisition	2,902
Add: Costs incurred to vacate office space	2,980
Less: Income tax expense for non recurring expenses	(1,774)
Adjusted net income	$250,727
Earnings per share attributable to ICE common shareholders:
Basic	$3.18
Diluted	$3.13
Adjusted earnings per share attributable to ICE common shareholders:
Adjusted basic	$3.44
Adjusted diluted	$3.39
Weighted average common shares outstanding:
Basic	72,887
Diluted	73,949

The tax impact of the NCDEX impairment loss was additional tax expense of $1.8 million due to the recording of a valuation allowance, related to the deferred tax benefit recorded in the three months ended December 31, 2008, which was in excess of the tax benefit recorded in the nine months ended September 30, 2009.